Exhibit 99.2

Select Income REIT

Index to Financial Statements

The following condensed consolidated financial statements of Select Income REIT are included on the pages indicated:

Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013	1
Condensed Consolidated Statements of Income and Comprehensive Income for each of the three months ended March 31, 2014 and 2013	2
Condensed Consolidated Statements of Cash Flows for each of the three months ended March 31, 2014 and 2013	3
Notes to Condensed Consolidated Financial Statements	4

SELECT INCOME REIT

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Real estate properties:
Land	$732,509	$732,509
Buildings and improvements	914,092	913,948
	1,646,601	1,646,457
Accumulated depreciation	(73,112)	(67,223)
	1,573,489	1,579,234

Acquired real estate leases, net	125,530	129,426
Cash and cash equivalents	204,319	20,025
Restricted cash	42	42
Rents receivable, net of allowance for doubtful accounts of $1,107 and $936, respectively	58,462	55,335
Deferred leasing costs, net	5,717	5,599
Deferred financing costs, net	4,318	4,834
Other assets	12,438	7,364
Total assets	$1,984,315	$1,801,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$345,000	$159,000
Term loan	350,000	350,000
Mortgage notes payable	19,232	27,147
Accounts payable and accrued expenses	20,619	20,655
Assumed real estate lease obligations, net	26,239	26,966
Rents collected in advance	10,065	8,637
Security deposits	7,719	8,359
Due to related parties	3,453	2,404
Total liabilities	782,327	603,168

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value: 75,000,000 shares authorized, 49,867,924 and 49,829,541 shares issued and outstanding, respectively	499	498
Additional paid in capital	1,162,035	1,160,894
Cumulative net income	169,401	144,343
Cumulative other comprehensive loss	(6)	(25)
Cumulative common distributions	(129,941)	(107,019)
Total shareholders’ equity	1,201,988	1,198,691
Total liabilities and shareholders’ equity	$1,984,315	$1,801,859

See accompanying notes

SELECT INCOME REIT

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues:
Rental income	$45,063	$37,458
Tenant reimbursements and other income	7,965	6,402
Total revenues	53,028	43,860

Expenses:
Real estate taxes	5,452	4,626
Other operating expenses	4,527	3,248
Depreciation and amortization	9,294	6,665
Acquisition related costs	238	533
General and administrative	5,176	2,719
Total expenses	24,687	17,791

Operating income	28,341	26,069

Interest expense (including amortization of debt premiums and deferred financing fees of $405 and $336, respectively)	(3,358)	(3,473)
Gain on early extinguishment of debt	243	—
Income before income tax expense and equity in earnings (loss) of an investee	25,226	22,596
Income tax expense	(71)	(40)
Equity in earnings (loss) of an investee	(97)	76
Net income	25,058	22,632

Other comprehensive income:
Equity in unrealized gain (loss) of an investee	19	(8)
Other comprehensive income (loss)	19	(8)
Comprehensive income	$25,077	$22,624

Weighted average common shares outstanding	49,841	39,283

Net income per common share	$0.50	$0.58

See accompanying notes

SELECT INCOME REIT

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,058	$22,632
Adjustments to reconcile net income to cash provided by operating activities
Depreciation	5,895	4,465
Net amortization of debt premiums and deferred financing fees	405	336
Amortization of acquired real estate leases and assumed real estate obligations	3,169	2,316
Amortization of deferred leasing costs	228	168
Provision for losses on rents receivable	171	(2)
Straight line rental income	(3,462)	(2,622)
Gain on early extinguishment of debt	(243)	—
Other non-cash expenses	2,399	352
Equity in earnings of equity investments	97	(76)
Change in assets and liabilities:
Rents receivable	164	(3,124)
Deferred leasing costs	(345)	(219)
Other assets	(3,152)	(3,171)
Due from related parties	—	(49)
Accounts payable and accrued expenses	223	155
Rents collected in advance	1,428	(120)
Security deposits	(640)	254
Due to related parties	(99)	(166)
Cash provided by operating activities	31,296	21,129

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(2,000)	(148,527)
Real estate improvements	(519)	(1,553)
Cash used in investing activities	(2,519)	(150,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares, net	—	(84)
Proceeds from borrowings	195,000	148,000
Repayments of borrowings	(16,561)	(5,057)
Deferred financing fees	—	(1,193)
Distributions to common shareholders	(22,922)	(16,499)
Cash provided by financing activities	155,517	125,167

Increase (decrease) in cash and cash equivalents	184,294	(3,784)
Cash and cash equivalents at beginning of period	20,025	20,373
Cash and cash equivalents at end of period	$204,319	$16,589

SUPPLEMENTAL DISCLOSURE:
Interest paid	$2,952	$2,892
Income taxes paid	$(75)	$249

See accompanying notes

SELECT INCOME REIT

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Note 1.  Basis of Presentation

The accompanying condensed consolidated financial statements of Select Income REIT and its subsidiaries, or SIR, we, us or our, are unaudited. Certain information and disclosures required by U.S. generally accepted accounting principles, or GAAP, for complete financial statements have been condensed or omitted. We believe the disclosures made are adequate to make the information presented not misleading. However, the accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and notes contained in our Annual Report on Form 10-K for the year ended December 31, 2013, or our Annual Report. In the opinion of our management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. All material intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated. Our operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates. Significant estimates in the condensed consolidated financial statements include the allowance for doubtful accounts, purchase price allocations and useful lives of fixed assets.

Note 2.  Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.  This update amends the criteria for reporting discontinued operations to, among other things, raise the threshold for disposals to qualify as discontinued operations. This update is effective for interim and annual reporting periods, beginning after December 15, 2014, with early adoption permitted.  We currently expect the adoption of this update to reduce the number of future property dispositions we make, if any, to be presented as discontinued operations in our condensed consolidated financial statements.

Note 3.  Real Estate Properties

As of March 31, 2014, we owned 48 properties (278 buildings, leasable land parcels and easements) with approximately 26.1 million rentable square feet.

In April 2014, we acquired a single tenant, net leased office property located in Naperville, IL with approximately 820,000 rentable square feet. This property was acquired and simultaneously leased back to an affiliate of the seller in a sale and leaseback transaction. The purchase price of this property was $187,500, excluding closing costs, and was accounted for as an asset acquisition.

Also in April 2014, we acquired a single tenant, net leased office/warehouse property located in Mahwah, NJ with approximately 167,000 rentable square feet. The purchase price of this property was $20,500, excluding closing costs, and was accounted for as a business combination. As of the date of this filing, the purchase price allocation for this property is pending third party appraisals.

Certain of our real estate assets contain hazardous substances, including asbestos. We believe the asbestos at our properties is contained in accordance with current environmental regulations and we have no current plans to remove it. If these properties were demolished today, certain environmental regulations specify the manner in which the asbestos must be removed and we could incur substantial costs complying with such regulations. Certain of our industrial lands in Hawaii may require environmental remediation, especially if the use of those lands is changed; however, we do not have any present plans to change the use of those land parcels or to undertake this environmental cleanup. In general, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood, although some of our tenants may maintain such insurance. However, as of March 31, 2014 and December 31, 2013, accrued environmental remediation costs totaling $8,148 and $8,150, respectively, were included in accounts payable and accrued expenses in our condensed consolidated balance sheets. These accrued environmental remediation costs relate to maintenance of our properties for current uses and, because of the indeterminable timing of the remediation, these amounts have not been discounted to present value. We do not believe that there are environmental conditions at any of our properties that will have a material adverse effect on us. However, no assurances can be given that such conditions are not present in our properties or that other costs we incur to remediate contamination will not have a material adverse effect on our business or financial condition. Charges for environmental remediation costs are included in other operating expenses in our condensed consolidated statements of income and comprehensive income.

Note 4.  Segment Information and Tenant Concentration

We operate in one business segment: ownership of properties that include buildings and leased industrial lands that are primarily net leased to single tenants, with no one tenant accounting for more than 10% of our total revenues. A “net leased property” or a property being “net leased” means that the building or land lease requires the tenant to pay rent and pay, or reimburse us, for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element related expenditures; in some instances, tenants instead reimburse us for all expenses in excess of certain amounts included in the stated rent. We define a single tenant leased building or leased land as a building or land parcel with at least 90% of its rentable square footage leased to one tenant. Our buildings and lands are primarily leased to single tenants; however, we do own some multi tenant buildings on the island of Oahu, HI.

Note 5.  Indebtedness

In January 2014, we repaid, at par, a $7,500 mortgage note which was secured by a building located in Chelmsford, MA. This mortgage was scheduled to mature in 2016.

At March 31, 2014 and December 31, 2013, our outstanding indebtedness consisted of the following:

	March 31,	December 31,
	2014	2013
Revolving credit facility, due in 2016	$345,000	$159,000
Term loan, due in 2017	350,000	350,000
Mortgage note payable, 5.950% interest rate, including unamortized premium of $1,062 and $1,131, respectively, due in 2017 (1)	19,232	19,361
Mortgage note payable, 5.689% interest rate, including unamortized premium of $0 and $286, respectively, due in 2016 (1) (2)	—	7,786
	$714,232	$536,147

(1)              We assumed these mortgages in connection with our acquisition of certain properties. The stated interest rates for these mortgage debts are the contractually stated rates; we recorded the assumed mortgages at estimated fair value on the date of acquisition and we amortize the fair value premiums to interest expense over the respective terms of the mortgages to reduce interest expense to the estimated market interest rates as of the date of acquisition.

(2)              This mortgage note was repaid, at par, in January 2014.

We have a $750,000 unsecured revolving credit facility that is available for general business purposes, including acquisitions. The maturity date of our revolving credit facility is March 11, 2016 and, subject to the payment of an extension fee and meeting certain other conditions, our revolving credit facility includes an option for us to extend the stated maturity date by one year to March 11, 2017.  In addition, our revolving credit facility includes a feature under which maximum borrowings may be increased to $1,000,000 in certain circumstances. Borrowings under our revolving credit facility bear interest at LIBOR plus a premium.  We also pay a facility fee on the total amount of lending commitments under our revolving credit facility. Both the interest rate premium and the facility fee are subject to adjustment based upon changes to our leverage or credit ratings. As of March 31, 2014, the interest rate premium on our revolving credit facility was 130 basis points and our facility fee was 30 basis points.  As of March 31, 2014, the interest rate payable on borrowings under our revolving credit facility was 1.45% and the weighted average interest rate for borrowings under the revolving credit facility was 1.46% and 1.51% for the three months ended March 31, 2014 and 2013, respectively. We can borrow, repay and reborrow funds available under our revolving credit facility until maturity, and no principal repayment is due until maturity. As of March 31, 2014 and April 23, 2014, we had $345,000 and $357,000, respectively, outstanding under our revolving credit facility.

We also have a $350,000 unsecured term loan that matures on July 11, 2017 and is prepayable without penalty at any time. In addition, our term loan includes a feature under which maximum borrowings may be increased to up to $700,000 in certain circumstances. Our term loan bears interest at a rate of LIBOR plus a premium, which was 155 basis points as of March 31, 2014. The interest rate premium is subject to adjustment based upon changes to our leverage or credit ratings. As of March 31, 2014, the interest rate payable for the amount outstanding under our term loan was 1.70% and the weighted average interest rate for the amount outstanding under our term loan was 1.69% and 1.76% for the three months ended March 31, 2014 and 2013, respectively.

Our revolving credit facility agreement and our term loan agreement provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default, including a change of control of us, which includes Reit Management & Research LLC, or RMR, ceasing to act as our business manager and property manager. Our revolving credit facility agreement and our term loan agreement also contain a number of financial and other covenants, including covenants that restrict our ability to incur indebtedness or to make distributions under certain circumstances and require us to maintain financial ratios and a minimum net worth. We believe we were in compliance with the terms of our revolving credit facility and term loan covenants at March 31, 2014.

At March 31, 2014, one of our properties (two buildings) with an aggregate net book value of $20,626 secured a mortgage note we assumed in connection with our acquisition of the property. The aggregate principal amount outstanding under the mortgage note as of March 31, 2014, was $18,170. This mortgage note is non-recourse, subject to certain limited exceptions, and does not contain any material financial covenants.

Note 6. Fair Value of Financial Instruments

Our financial instruments at March 31, 2014 included cash and cash equivalents, rents receivable, equity investments, a mortgage note payable, our revolving credit facility, our term loan, amounts due to related persons, accounts payable and other accrued expenses. At March 31, 2014, the fair value of our financial instruments approximated their carrying values in our condensed consolidated financial statements due to their short term nature or variable interest rates, except as follows:

	Carrying	Estimated
	Amount	Fair Value
Mortgage notes payable	$19,232	$19,656

We estimate the fair values of our mortgage notes payable by using discounted cash flow analyses and currently prevailing market rates for similar mortgage notes as of March 31, 2014.  These inputs are categorized as level 3 inputs as defined in the fair value hierarchy under the accounting standards for Fair Value Measurements and Disclosures.  Because level 3 inputs are unobservable, our estimated fair value may differ materially from the actual fair value.

Note 7.  Shareholders’ Equity

Share Issuances:

We issued 38,383 common shares to RMR during the three months ended March 31, 2014 and 2,709 shares in April 2014, as part of its compensation under our business management agreement. See Note 8 for further information regarding this agreement.

Distributions:

In February 2014, we paid a distribution of $0.46 per common share, or approximately $22,922, to shareholders of record on January 13, 2014.

In April 2014, we declared a quarterly distribution of $0.48 per common share, or approximately $23,938, to shareholders of record on April 14, 2014. We expect to pay this distribution on or about May 20, 2014 using existing cash balances and borrowings under our revolving credit facility.

Note 8.  Related Person Transactions

RMR:  We have no employees. Personnel and various services we require to operate our business are provided to us by RMR. We have two agreements with RMR to provide management and administrative services to us: (i) a business management agreement, which relates to our business generally, and (ii) a property management agreement, which relates to our property level operations.

One of our Managing Trustees, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. Our other Managing Trustee, Mr. Adam Portnoy, is the son of Mr. Barry Portnoy, and an owner, President, Chief Executive Officer and a director of RMR. Each of our executive officers is also an officer of RMR. Our Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services. Mr. Barry Portnoy serves as a managing director or managing trustee of a majority of those companies and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies. In addition, officers of RMR serve as officers of those companies.

Pursuant to our business management agreement with RMR, we recognized business management fees of $4,371 and $2,167 for the three months ended March 31, 2014 and 2013, respectively.  The fees for the three months ended March 31, 2014, include estimated 2014 incentive fees payable in common shares in 2015 based on our common share total return. These recognized amounts for the 2013 and 2014 periods are included in general and administrative expenses in our condensed consolidated financial statements. In accordance with the terms of our business management agreement, as amended in December 2013, we issued 8,227 of our common shares to RMR for the three months ended March 31, 2014 as payment for 10% of the base business management fee we recognized for such period. In March 2014, we also issued 32,865 of our common shares to RMR for the incentive fee for 2013 pursuant to the business management agreement.

In connection with our property management agreement with RMR, the aggregate property management and construction supervision fees we recognized were $1,490 and $1,258 for the three months ended March 31, 2014 and 2013, respectively. These amounts are included in operating expenses or have been capitalized, as appropriate, in our condensed consolidated financial statements.

CWH:  We were formerly a 100% owned subsidiary of CommonWealth REIT, or CWH. CWH is our largest shareholder and, as of March 31, 2014, CWH owned 22,000,000 of our common shares, or approximately 44.1% of our outstanding common shares.  One of our Managing Trustees, Mr. Barry Portnoy, was a managing trustee of CWH until March 25, 2014. Our other Managing Trustee, Mr. Adam Portnoy, is the President of CWH and was a managing trustee of CWH until March 25, 2014. In addition, Mr. John Popeo, our Treasurer and Chief Financial Officer, also serves as the treasurer and chief financial officer of CWH, and one of our Independent Trustees, Mr. William Lamkin, was an independent trustee of CWH until March 25, 2014. RMR provides management services to both us and CWH.

In 2012, we completed our initial public offering, or IPO. To facilitate our IPO, we and CWH entered into a transaction agreement that governs our separation from and relationship with CWH. The transaction agreement provides that, among other things, (i) the current assets and liabilities of the 29 properties (251 buildings, leasable land parcels and easements) contributed to us by CWH, or the Initial Properties, as of the time of closing of the IPO, were settled between us and CWH so that CWH retained all pre-closing current assets and liabilities and we assumed all post-closing current assets and liabilities and (ii) we will indemnify CWH with respect to any liability relating to any property transferred by CWH to us, including any liability which relates to periods prior to our formation, other than the pre-closing current assets and current liabilities that CWH retained with respect to the Initial Properties.

In March 2013, we entered into a registration agreement with CWH, pursuant to which we agreed to register for resale by CWH up to 22,000,000 of our common shares owned by CWH, or an Offering, and we filed a registration statement on Form S-3 to permit the resale by CWH of some or all of our common shares owned by CWH. CWH has not sold any of our common shares it owns pursuant to that registration statement.  Under the registration agreement, CWH agreed to pay all expenses incurred by us relating to the registration and sale of the shares in an Offering. On March 31, 2014, we notified CWH that, effective that same day, we had elected to terminate the registration agreement with CWH as a result of the removal, without cause, of all of the trustees of CWH which constituted a change of control of CWH as provided in that agreement.

AIC:  We, RMR and six other companies to which RMR provides management services each currently own approximately 12.5% of Affiliates Insurance Company, or AIC, an Indiana insurance company.  All of our Trustees and most of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC.

We and the other shareholders of AIC have purchased property insurance providing $500,000 of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. This program currently expires in June 2014, and we may determine to renew our participation in this program at that time. As of March 31, 2014, we had invested $5,335 in AIC since we became an equity owner of AIC in 2012. Although we own less than 20% of AIC, we use the equity method to account for this investment because we believe that we have significant influence over AIC as all of our Trustees are also directors of AIC. Our investment in AIC had a carrying value of $5,835 and $5,913 as of March 31, 2014 and December 31, 2013, respectively, which amounts are included in other assets on our condensed consolidated balance sheet. We recognized income (loss) of $(97) and $76 related to our investment in AIC for the three months ended March 31, 2014 and 2013, respectively.

On March 25, 2014, as a result of the removal, without cause, of all of the trustees of CWH, CWH underwent a change in control, as defined in the shareholders agreement among us, the other shareholders of AIC and AIC. In April 2014, as a result of the change in control of CWH and in accordance with the terms of the shareholders agreement, we provided notice of exercise of our right to purchase shares of AIC CWH then owned.  We expect that we and the other non-CWH shareholders will purchase pro rata all of the AIC shares CWH owns.  As such, we expect to purchase 2,857 of those shares for $825, and that following these purchases, we and the other remaining six shareholders will then each own approximately 14.3% of AIC.